                             AMENDMENT NUMBER 21 TO
                         INVESTMENT MANAGEMENT AGREEMENT

                             Effective March 1, 2008

     Pursuant to the Investment Management Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) ("HIFSCO") and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), the following fund (the "Fund") is hereby included in the definition of Portfolio.

          -    The Hartford Global Equity Fund

     All provisions in the Agreement shall apply to the management of the Fund, except as stated below.

     The advisory fees for the new portfolio shall be accrued daily and paid monthly, based upon the following annual rate and upon the calculated daily net asset value of the Fund:

                         THE HARTFORD GLOBAL EQUITY FUND

NET ASSET VALUE          ANNUAL RATE
----------------------   -----------
First $500 million          0.95%
Next $500 million           0.90%
Amount over $1 billion      0.85%

HARTFORD INVESTMENT FINANCIAL SERVICES,    THE HARTFORD MUTUAL FUNDS, INC.
LLC


By: /s/ Robert Arena                       By: /s/ Robert Arena
    ------------------------------------       ---------------------------------
    Robert Arena                               Robert Arena
    Manager, Senior Vice President/            Vice President
    Business Line Principal

HMF, INC.